Exhibit 99

Press Release
December 2, 2004

MAGIC LANTERN GROUP ANNOUNCES VOLUNTARY RESIGNATION OF DIRECTOR

NEW YORK, NY: December 2, 2004: Magic Lantern Group, Inc. (AMEX: GML), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that Mr. Michael E. Lobsinger, Chairman of Zi Corporation, has voluntarily resigned from the Company’s Board of Directors effective December 1, 2004.

President and CEO of Magic Lantern Group (MLG) Bob Goddard stated, “AMEX corporate governance standards call for listed companies to maintain a Board of Directors of which a majority of such directors are independent. In order to continue to meet this standard, Mr. Lobsinger graciously and voluntarily resigned from the Board.”

MLG Chairman of the Board, Howard Balloch, stated, “MLG has created and cultivated a distinguished and highly functional Board and is committed to having a Board that consists of at least a majority of independent directors. The Board intends to add an additional independent director in the near future and is currently reviewing the candidacy of several individuals who meet our strict criteria of the highest standards of corporate governance. Upon the appointment of an additional member, the Board of Directors intends to ask Mr. Lobsinger to rejoin the Board.”

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc., in business for nearly 30 years, operates several, strategic subsidiaries, including: Magic Lantern Communications, a global distributor of videos from more than 300 world-renowned producers; Magic Vision Digital Media, Inc., a provider of digital on-demand solutions for the sports entertainment, health care, human resource, and corporate compliance industries; Sonoptic Technologies, a leading provider of third-generation digital technology solutions; and Parasol Video, an online digital video library enterprise for worldwide educational markets; and Digitron Productions, a producer of original TV broadcast programming. For more information, visit: http://www.magiclanterngroup.com.

Contact information: For investor relations, contact Gary Geraci, National Financial Network, 781-444-6100 ext. 629, email: garyg@nfnonline.comand visit www.nfnonline.com/gml. At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca , 800-263-1717 ext.2450.

This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements refer to future events of future financial performance. The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," “could,” "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those risks identified in our Annual Report on Form 10-K, which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.